Exhibit 99.1

LINCOLN BANCORP
905 Southfield Drive
Plainfield, Indiana  46168

April 23, 2007

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES FIRST QUARTER RESULTS
BALANCE SHEET REPOSITIONING FOR FUTURE EARNINGS

Lincoln Bancorp (NASDAQ: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that the Company incurred a net loss for the first quarter ended March 31, 2007 of $425,000, or $.08 for both basic and diluted earnings per share. The loss was the result of the first step in a strategic restructuring of a portion of the balance sheet discussed in greater detail below. The after-tax loss recognized on this restructuring charge totaled $1,073,000 or $.21 for both basic and diluted earnings per share. This compared to net income for the comparable period in 2006 of $779,000, or $.15 for both basic and diluted earnings per share. Excluding this one time charge to the income statement for the first quarter of 2007, earnings would have been $649,000 or $.13 per share for both basic and diluted earnings per share.

Restructuring Strategy: At their last meeting held Tuesday, April 17, the board of directors of the Company approved a strategic restructuring of a portion of the Bank’s balance sheet including the sale of certain securities as well as a portion of the Bank’s fixed rate mortgage loan portfolio. This culminated a four week in-depth review by management. This sale, and the subsequent reinvestment into securities planned for early in the second quarter will accomplish several objectives. The Bank converted its charter from a thrift charter to a state-chartered commercial bank on November 1, 2006.

Repositioning the Balance Sheet: The sale of mortgage loans will continue the process of transforming the balance sheet from a traditional thrift asset liability mix to a commercial bank structure. In addition, the planned reinvestment into securities will allow the bank to structure expected cash flows that will support its planned increase in commercial and commercial real estate lending. Both the mortgages and the securities to be sold are generally the lower yield in our portfolio of assets. The Company expects to realize immediate benefit in current earnings as a result of reinvesting in the new securities and additional benefit as cash flows from the new securities are received over the next several years, providing funding for our expected commercial growth. Lastly, the sale of mortgages and the reinvestment into securities should have a risk based capital benefit, helping offset some of the current capital pressures caused by our current commercial growth.

Restructuring Securities: As a part of the planned restructuring, the Bank has transferred securities with a market value at March 31, 2007 of $29.8 million from available for sale securities into trading securities and recognized a pretax loss of $419,000. It is planned for these securities to be sold during the second quarter of 2007. The average yield for this group of securities is 4.64%. The expected reinvestment opportunities for securities range between 5.25% and 5.50% and 7.75% for commercial loans at this time, although there is no guarantee what rates will be applicable at the time the reinvestments and loans are made. Approximately 70 to 80% of the sale proceeds will be reinvested in securities and the remainder will be used to fund current commercial growth. The transaction is expected to improve net interest margin through redeployment of the proceeds into higher yielding assets.

Restructuring Loans: The sale of approximately $44.2 million of residential mortgage loans with an average yield of approximately 5.01% was also approved as part of the restructuring. The loans were transferred from the held for investment portion of our loan portfolio to held for sale at the lower of cost or market. We recognized a pretax loss of $1,327,000 when we marked the loans to market value. The loss was recognized in the gain/(loss) on sale of loans including unrealized gains/(losses) in the income statement at March 31, 2007. These loans had an original maturity of 10 and 15 years and were seasoned an average of nearly 3 ½ years. The proceeds from this sale are also expected to be reinvested into higher yielding securities and used to fund commercial loan growth. Approximately 80 to 90% of these proceeds will be reinvested into securities and the remainder into current commercial loans.

Estimated EPS Increase: Based on our estimates and the timing of sales, we believe that the result of this restructuring will positively impact annual earnings per share in the range of $.06 to $.09 after reinvestment of the proceeds from these sales.

Assets totaled $891.0 million at March 31, 2007, an increase from December 31, 2006 of $7.4 million. The increase in assets occurred in net loans, up $7.6 million. Loan growth was experienced in commercial loans while all other categories of loans declined from year end balances. This growth was planned as we continue to sell the majority of our residential mortgage loan production in the secondary market.

Total deposits were $679.3 million at March 31, 2007, an increase of $23.7 million from our year end at December 31, 2006. Growth occurred in nearly every category of deposits with noninterest-bearing deposits up $4.0 million, money market deposits up $8.1 million and certificates of deposit, up $11.4 million. The growth occurred as customers shifted funds into our higher competitively priced money market and shorter term certificate of deposit specials. Borrowed funds declined by $16.6 million from year end 2006 to $87.1 million at March 31, 2007. The increased deposit growth provided an opportunity to repay some of our Federal Home Loan Bank debt.

Net interest income for the first quarter of 2007 was $5,360,000 compared to $5,593,000 for the same period in 2006. Net interest margin was 2.60% for the three-month period ended March 31, 2007 compared to 2.81% for the same period in 2006. The average yield on earning assets increased 38 basis points in the first quarter 2007 compared to the same period in 2006 while the average cost of interest-bearing liabilities increased 66 basis points for the same period. This decreased the interest rate spread from 2.41% at March 31, 2006 to 2.14% at March 31, 2007, or 27 basis points. The restructuring discussed above is expected to address some of the pressures on net interest margin.

The Bank’s provision for loan losses for the first quarter of 2007 was $207,000 compared to $235,000 for the same period in 2006. Nonperforming loans to total loans at March 31, 2007 increased slightly to .45% from .38% at December 31, 2006. Nonperforming assets to total assets were .35% at March 31, 2007 compared to .31% at December 31, 2006. The allowance for loan losses as a percent of loans was .96% at both March 31, 2007 and December 31, 2006. During the first quarter of 2007, the Bank recognized $107,000 in net charged-off loans compared to $222,000 net charge-offs in the first quarter of 2006.

Other income for the three months ended March 31, 2007 was $(180,000) compared to $1,198,000 for the same quarter of 2006. Excluding the unrealized loss on transfer of loans to loans held for sale noted above, net realized gains(losses) on sales of loans totaled $321,000. This was an increase of $55,000 when compared to the first quarter of 2006. For the first quarter of 2007, there were no realized securities gains or losses. The unrealized loss of $419,000 in the first quarter of 2007 resulted from transferring $29.7 million of securities from available for sale to trading securities discussed above.

Other expenses were $5,937,000 for the three months ended March 31, 2007 compared to $5,581,000 for the same three months of 2006. The largest increase was in salaries and employee benefits totaling $3,096,000 for the first quarter of 2007 compared to $2,812,000 during the same quarter of 2006, an increase of $284,000. The primary reason for the increase was due to increased commissioned sales and the increase of higher compensated employees in our sales force. We opened a loan production office In Carmel, Indiana on the north side of Indianapolis during the second quarter of 2006. We were able to staff this location without increasing overall full-time equivalent employees which were 235 for the first quarter of 2006 and 2007. We incurred an additional increase in advertising and business development of $130,000 for the quarter to $282,000 for the three months ending March 31, 2007 from $152,000 for the same quarter in 2006. This increase was the result of expanded marketing for our new checking products and our efforts to increase core deposit relationships through direct marketing. These increases were partially offset by a reduction in data processing expenses, down $100,000 to $532,000 in the first quarter of 2007 compared the same quarter in 2006 as a result of renegotiating the contract with our third-party service provider.

The book value of Lincoln Bancorp common stock was $18.52 per share at March 31, 2007 compared to $18.63 at December 31, 2006. Book value dropped slightly as a result of the losses taken for the restructuring of the balance sheet.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the company’s most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	March 31	December 31
	2007	2006
Balance Sheet Data:
Total assets	$890,961	$883,543
Loans, net (including loans held for sale)	640,613	632,996
Cash and cash equivalents	16,712	18,409
Investment securities available for sale and trading	151,262	151,237
Deposits	679,324	655,664
Securities sold under repurchase agreements	15,246	16,864
Borrowings	87,055	103,608
Stockholders' equity	99,268	99,300

Book value per common share	$18.52	$18.63
Shares outstanding	5,360,481	5,329,687
Equity to assets	11.14%	11.24%
Non-performing assets to total assets	0.35%	0.31%
Non-performing loans to total loans	0.45%	0.38%
Allowance for loan losses to total loans	0.96%	0.96%

	Three Months Ended March 31
	2007	2006
Operating Data:
Interest and Dividend Income:
Loans	$10,950	$9,736
Investment securities	1,975	1,924
Deposits with financial institutions and federal funds sold	185	208
Dividend income	115	136
Total interest and dividend income	13,225	12,004
Interest Expense:
Deposits	6,686	5,034
Borrowings	1,179	1,377
Total interest expense	7,865	6,411
Net Interest Income	5,360	5,593
Provision for loan losses	207	235
Net Interest Income After Provision for Loan Losses	5,153	5,358
Other Income:
Service charges on deposit accounts	542	488
Net gains(losses) on sales of loans including unrealized gains(losses)	(1,006)	55
Net realized and unrealized gains (losses) on sale of available for sale and trading securities	(419)	4
Point of sale income	194	167
Loan servicing fees	77	90
Increase in cash value of life insurance	212	162
Other income	220	232
Total other income	(180)	1,198
Other Expenses:
Salaries and employee benefits	3,096	2,812
Net occupancy expenses	545	535
Equipment expenses	426	372
Data processing expense	532	632
Professional fees	144	226
Advertising and business development	282	152
Core deposit intangible amortization	137	162
Other expenses	775	690
Total other expenses	5,937	5,581
Income Before Income Taxes	(964)	975
Income tax expense (benefit)	(539)	196
Net Income (Loss)	$(425)	$779

Basic Earnings (Loss) Per Share	$(0.08)	$0.15
Diluted Earnings (Loss) Per Share	$(0.08)	$0.15

Other Data:
Interest rate spread	2.14%	2.41%
Net interest margin	2.60%	2.81%
Return on average assets	-0.19%	0.36%
Return on average equity	-1.70%	3.09%